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                     Stein Roe Intermediate Municipals Fund
                             Class A, B and C Shares

                         Supplement to Prospectus dated
                                November 1, 2001

The Prospectus is amended as follows:

The first paragraph under the caption Principal Investment Strategies is revised in its entirety as follows:

Under normal circumstances, the Fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in tax-exempt securities. At least 75% of the Fund's total assets are invested in tax-exempt securities that are at the time of purchase:

o rated at least BBB by Standard & Poor's, a division of The McGraw Hill Companies,
o rated at least Baa by Moody's Investors Service, Inc.
o given a comparable rating by another nationally recognized rating agency,
o unrated securities that Stein Roe believes to be of comparable quality, or
o backed by the full faith and credit or guarantee of the U.S. government.


770-36/241I-1201                                                December 6, 2001